UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

FORM 8-K
______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2010

THE DAVEY TREE EXPERT COMPANY

(Exact name of registrant as specified in its charter)

Ohio	000-11917	34-0176110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(Employer Identification Number)

1500 North Mantua Street
P.O. Box 5193
Kent, Ohio 44240
(Address of principal executive offices) (Zip Code)

(330) 673-9511
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

See the information set forth in Item 2.03 (a) of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) Direct Financial Obligation

Master Note Purchase Agreement

On July 22, 2010, The Davey Tree Expert Company (the “Company”), entered into a Master Note Purchase Agreement (the “Purchase Agreement”) with Modern Woodmen of America and United of Omaha Life Insurance Company, pursuant to which the Company has sold its 5.09% Senior Unsecured Notes, Series A, due July 22, 2020 (the “Notes”), in an aggregate principal amount of $30,000,000.  Subsequent Series of promissory notes may be issued pursuant to supplemental note purchase agreements in an aggregate additional principal amount not to exceed $20,000,000.

Pursuant to a Subsidiary Guaranty Agreement, the Notes are guaranteed by the following subsidiaries of the Company:  Davey Tree Surgery Company, Wolf Tree, Inc., and The Care of Trees, Inc.

Interest will be payable semiannually in arrears, calculated on the basis of a 360-day year of twelve 30-day months, and the Company will make five equal, annual principal payments commencing on the sixth (6th) anniversary of issuance.  The Purchase Agreement contains customary events of default and covenants related to limitations on indebtedness and transactions with affiliates and the maintenance of certain financial ratios.

The net proceeds of the Notes will be used for general corporate purposes and to pay down borrowings under the Company’s existing revolving credit facility.  The Notes rank pari passu with all other senior unsecured obligations of the Company.

Amendment to Credit Agreement

On July 22, 2010, The Davey Tree Expert Company entered into Amendment No. 2 to the Amended and Restated Credit Agreement (the “Amendment”), further amending that certain Amended and Restated Credit Agreement by and among The Davey Tree Expert Company and KeyBank National Association, as lead arranger, syndication agent and administrative agent for various lending institutions dated as of November 21, 2006 (the “Credit Agreement”).

The lending institutions, in addition to KeyBank National Association, include Wells Fargo Bank, N.A., PNC Bank, National Association, and FirstMerit Bank, N.A., which are listed on Exhibit A to the Amendment.

No material relationship exists between the Company and any of the lending institutions, except that the lending institutions provide or may provide other banking services not specifically outlined in the Credit Agreement, as amended, to the Company in the ordinary course of their respective business operations.

As amended by the Amendment, the Credit Agreement provides a revolving credit facility under which up to an aggregate of $140 million will be available.  Under certain circumstances, the Company may increase the revolving credit facility amount available to $160 million.  Prior to the Amendment, a total term loan commitment of up to $7 million was also available.

The Amendment extends the term of the revolving credit facility from December 15, 2011 to December 19, 2014.  The Amendment increases the commitment fees and the applicable LIBOR interest rate margins and adds a new Base Rate Margin to the previously existing Base Rate pricing option.  Under the Amendment, the Company continues to be subject to financial covenant ratios; the Amendment retains the Balance Sheet Leverage ratio unchanged, but the amended Leverage ratio covenant reduces the maximum possible Leverage ratio.  Additionally, the Amendment makes certain changes to the negative covenants, providing the Company with additional operational flexibility.

Amendments to the definitions of various terms include an additional reference for the calculation of the Base Rate, as well as a change to the term “Change in Control” that allows for increased ownership of the Company’s Common Stock by the Company’s 401KSOP and Employee Stock Ownership Plan (March 1, 2003 Restatement, as amended) in excess of the existing thirty-three percent (33%) threshold without triggering a Change in Control.

The foregoing is a summary of the terms and conditions of the Purchase Agreement and the Amendment and does not purport to be a complete discussion of these documents.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Purchase Agreement and the Amendment attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein in their entirety by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Master Note Purchase Agreement dated July 22, 2010

10.2	Amendment No. 2 to Amended and Restated Credit Agreement dated July 22, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DAVEY TREE EXPERT COMPANY

By:  /s/ David E. Adante
David E. Adante
Executive Vice President, Chief Financial Officer
and Secretary
(Principal Financial Officer)

Date: July 22, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Master Note Purchase Agreement dated July 22, 2010

10.2	Amendment No. 2 to Amended and Restated Credit Agreement dated July 22, 2010